Exhibit 10.8

Execution Version

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is entered into as of this 12th day of July 2024, by and between CorProminence, LLC, d/b/a Core IR (the “Claimant”), and SCWorx Corp. (“SCWorx” or the “Respondent”). The Claimant and Respondent are referred to collectively in this Agreement as the “Parties,” and each individually, a “Party.”

RECITALS

WHEREAS, a dispute arose between the Parties that resulted in Claimant filing a complaint, as amended (the “Complaint”), in an arbitration proceeding with the American Arbitration Association in New York captioned CorProminence, LLC, d/b/a Core IR v. SCWorx Corp., No. 01-22-0001-5709 (the “Arbitration”);

WHEREAS, the Respondent filed an Answer to the Complaint;

WHEREAS, upon the conclusion of a hearing in the Arbitration, the Arbitrator entered a binding and enforceable award, dated October 16, 2023, in favor of the Claimant and against Respondent in the sum of $461,856.15 plus interest thereon (the “Arbitration Award”), which remains unpaid as of the date hereof;

WHEREAS, the Parties have engaged in good faith settlement discussions regarding Respondent’s obligations in connection with the payment of the Arbitration Award (including interest since the date thereof), and have agreed that Respondent shall pay $502,468 (the “Settlement Amount”) to Claimant in the form and manner set forth herein, as full satisfaction of the Arbitration Award;

WHEREAS, the Parties wish to settle, compromise, and finally resolve all matters, disputes, and claims that may exist between any one or more of the Parties in connection with the Arbitration and/or the Arbitration Award;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, including the agreements contained herein, the receipt of which is hereby acknowledged, the Parties agree as follows:

TERMS OF SETTLEMENT

1.	Effective Date of Agreement:

The effective date of this Agreement shall be the date on which all Parties have executed this Agreement (the “Execution Date”). Upon the Execution Date, this Agreement shall become fully enforceable, binding and irrevocable, and any Party shall be entitled to enforce this settlement and the provisions of this Agreement. Certain capitalized terms used herein are defined on Schedule B hereto.

2.	Settlement Payment:

(a)	Subject to any beneficial ownership limitation provided in Section 2(c) herein, Respondent shall initially issue to Claimant that number of shares of Respondent’s common stock (“Stock Payment”) equal in value to the Settlement Amount, based on a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) of Respondent’s common stock immediately preceding the signing of this Agreement; or (ii) the average Nasdaq Official Closing Price of Respondent’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of this Agreement (such price, the “Nasdaq Minimum Price” and, such shares, the “Original Shares”), in contingent payment of the Settlement Amount to resolve the Arbitration Award; provided however that the number of Original Shares shall be subject to increase (but not decrease) pursuant to Section 2(b) of this Agreement.

(b)	Adjustment of Stock Payment:

(1) Commencing on the date that the Respondent’s registration statement goes effective (the “Effective Date”), subject to any applicable regulations, the Claimant, shall be entitled to sell such Original Shares provided that such sales on a daily basis shall not exceed 15.00% (the “Leak Out Percentage”) of the greater of i) the ten-day average dollar volume Common Stock for the ten consecutive Trading Day period ending on the last completed Trading Day and ii) the intra-day volume of the Common Stock on the Trading Day in question (the “Leak Out”). The Leak Out will remain in effect until the Claimant has recovered 85% of the Settlement Amount ($427,098) (the “Leak Out Period”), at which time the Claimant shall no longer be subject to the Leak Out restrictions.

(2) True Up Shares. In the event that the Claimant’s sale of the Original Shares fails to yield sufficient proceeds necessary to achieve the Settlement Amount, the Respondent shall deliver to Claimant additional shares (the “True Up Shares”) that it and the Claimant reasonably believe, subject to any beneficial ownership limitation provided in Section 2(c) herein, will enable the Claimant to achieve the full Settlement Amount. The number of True Up Shares issued or issuable pursuant to this paragraph shall be calculated based on the same Nasdaq Minimum Price used to calculate the number of Original Shares pursuant to Section 2(a) of this Agreement. Respondent’s obligation to issue Non-Restricted Shares as True Up Shares is subject to (i) compliance by the Claimant with the provisions of Section 2(c) of this Agreement, and (ii) delivery by Claimant to the Respondent and, if required in the absence of registration, its legal counsel customary seller’s representation letters as to “affiliate” status (or representation of lack thereof), at the time of issuance of such True Up Shares and upon any resales thereof. In the event that the provisions of Section 2(c) are applicable to some or all of the True Up Shares, then, to the extent so applicable, the calculation of such True Up Shares shall be made as at the date such calculation would have otherwise been required to have been made, but the delivery of such True Up Shares shall be postponed to one or more future dates selected by Claimant; provided, that such delivery or deliveries would not violate Section 2(c). The Respondent shall continue to issue True Up Shares to the Claimant until the Claimant has realized the Settlement Amount, Respondent shall have the option at any time to satisfy the remaining balance of the Settlement Amount by cash payment to Claimant.

(4) Notwithstanding anything to the contrary contained in this Agreement, if Claimant realizes proceeds from sales of Common Stock in excess of 20% of the Settlement Amount, the Claimant shall promptly remit such excess proceeds to Respondent. In addition, if and when Claimant realizes gross proceeds at least equal to the Settlement Amount, Claimant shall promptly surrender to Respondent any shares of Common Stock remaining in its possession.

(5) The Parties hereby agree that each and every reference to share prices and shares of Common Stock herein shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

(6) Claimant shall from time to time upon Respondent’s written request report to Respondent the number of shares of Common Stock sold on a daily basis and the proceeds from such sales. Upon Respondent’s written request Claimant shall provide Respondent copies of brokerage statements or trade confirmations containing such information, which statements may be redacted to exclude information not required hereby.

(c)	Beneficial Ownership/Nasdaq Limitations. The Parties hereby agree that as of the date hereof, all rights to obtain any Common Stock issued or issuable by Respondent to Claimant and all Common Stock currently owned by the Claimant, including the Original Shares (collectively the “Respondent Securities”) are hereby subject to the following:

(1)	Notwithstanding anything to the contrary contained in this this Agreement, the Respondent shall not effect any issuance of its shares of Common Stock, and Claimant shall not have the right to receive any additional shares of Common Stock hereunder, to the extent (but only to the extent) that the Claimant or of its Affiliates would be Beneficial Owner(s) of in excess of the Maximum Percentage.

(2)	For any reason at any time, upon the written request of the Claimant, the Respondent shall within two (2) Trading Days confirm in writing to the Claimant the number of shares of Common Stock then outstanding.

(3)	In the event the exercise of the rights described in this Agreement would or could result in the issuance of an amount of Common Stock that would exceed the foregoing Maximum Percentage that may be issued to Claimant calculated in the manner described in this Section 2(c), then the issuance of such additional shares of Common Stock to Claimant will be deferred in whole or in part until such time as such Claimant is able to Beneficially Own such Common Stock without exceeding the Maximum Percentage set forth calculated in the manner described in this Section 2(c). For all purposes of this Agreement, the calculation of the amount of Common Stock that would be deliverable, but for the application of the provisions of this Section 2(c), shall be made as of the date otherwise required to be calculated hereunder, notwithstanding the postponement of delivery of such Common Stock.

(4)	Notwithstanding anything to the contrary contained herein, if Respondent determines, after consultation with its counsel, that the Common Stock issuances contemplated hereby are subject to Nasdaq Rule 5635(d) (“Rule 5635(d)”), then Respondent shall not be required to issue Common Stock hereunder to the extent such issuances would cause the Respondent to exceed the limitations of Rule 5635(d). For the avoidance of doubt, if it is determined that the Common Stock issuances contemplated hereby are subject to Rule 5635(d), Respondent shall nevertheless issue Claimant, if otherwise required hereby, up to the maximum number of shares of Common Stock permissible under Rule 5635(d). If the Respondent determines that Rule 5635(d) is applicable to the Common Stock issuances contemplated hereby, Respondent shall hold a meeting of its stockholders within approximately 60 days of the date hereof to seek approval of such Common Stock issuances(“Stockholder Approval”), among other matters, and if such Stockholder Approval is not obtained from stockholders at such meeting, the Respondent shall call a meeting of stockholders every four (4) months thereafter to seek Stockholder Approval until the date that Stockholder Approval is obtained. Claimant agrees to vote all shares of Common Stock it beneficially owns as of the record date for such meeting, if any, with respect to all of the proposals presented by the Respondent to the stockholders of the Respondent, including at every adjournment or postponement thereof, or any subsequent meeting of its stockholders duly called for the same or similar purposes. For clarity, Claimant’s agreement to vote its shares of Common Stock in accordance with the immediately preceding sentence, does not require Claimant to vote its shares for or against any particular proposal or proposals, whether or not such proposal or proposals are recommended by the Respondent’s board of directors (the “Board”). The Board shall recommend to the Respondent’s stockholders that the stockholders vote in favor of the proposals for Stockholder Approval at such meeting and take all commercially reasonable action (including, without limitation, the hiring of a proxy solicitation firm of nationally recognized standing) to solicit the Stockholder Approval. If, by June 30, 2025 (the “Final Date”), either (i) Stockholder Approval has not been obtained; or (ii) Respondent is otherwise prohibited from issuing shares of common stock to Claimant for any reason other than Claimant beneficially owning shares of common stock in excess of the Maximum Percentage pursuant to this Agreement, Respondent agrees to pay Claimant, within five (5) business days of the Final Date, an amount in cash (the “Final Cash Payment Amount”) that allows Claimant to achieve the full Settlement Amount (disregarding, for this purpose and at Claimant’s option, any shares of Common Stock to which Claimant holds on such Final Date and any shares of Common Stock that are being held in abeyance for Claimant due to beneficial ownership limitations in Section 2(c) of this Agreement, which shares Claimant will surrender to Respondent upon receipt by Claimant of the Final Cash Payment Amount.

(d)	Registration of Settlement Shares. The Respondent shall include the Settlement Shares on the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), to be filed by the Respondent pursuant to that certain Registration Rights Agreement between the Respondent and Iroquois Capital, and Claimant, among others (“RRA”), the form of which has been delivered to Claimant. Claimant shall have all the rights and obligations of a Buyer (as defined in the RRA) and the Common Stock issuable to Claimant hereunder shall be deemed Registrable Securities (as defined in the RRA). For the avoidance of doubt, the RRA will include the Original Shares (to the extent not previously sold) in addition to any securities being registered for other investors in Respondent. Except for public sales of the Settlement Shares pursuant to the Registration Statement or Rule 144, the Settlement Shares may not be transferred to another third party unless approved in writing by the Respondent; provided, however, that this restriction shall not impact the Claimant’s ability to sell such Settlement Shares as contemplated by this Agreement.

(e)	Representations of Claimant: For the purpose of compliance with federal and state securities laws, the Claimant hereby makes the representations and warranties to Respondent which are set forth on Schedule A to this Agreement.

3.	Dismissal of the Arbitration with Prejudice:

Simultaneously with the execution of this Agreement, the Parties shall also sign a Stipulation of Discontinuance of the Arbitration and any related proceedings in their entirety with prejudice, in form reasonably acceptable to Respondent , which shall be held in escrow by Claimant’s counsel and filed by Claimant’s counsel with the appropriate tribunal following the Claimant’s full receipt of the Settlement Amount required to be made pursuant to this Agreement. The stipulation of discontinuance shall be filed when the Settlement Amount has been paid in full to Claimant in accordance with this Agreement.

4.	General Release by Claimant:

To the maximum extent permitted by law, Claimant, and as applicable, its members, shareholders, owners, managers, officers, directors, principals, trustees, successors, beneficiaries, heirs, estates, assigns, and any partners, sole proprietorships, corporations, limited liability companies, or any other persons or entities controlled by them or claiming by, through or under them, including without limitation each of their respective principals, divisions, trustees, and each of their successors, beneficiaries, heirs, estates, and assigns (collectively, the “Claimant Releasors”), do hereby fully, finally and forever generally release, remise, acquit, satisfy, and discharge the Respondent and its shareholders, owners, members, managers, officers, directors principals, current and former employees, legal representatives, attorneys, predecessors, successors, and assigns, agents, legal representatives, insurers, and any partners, affiliates, shareholders, sole proprietorships, corporations, limited liability companies, or entities affiliated with it, and each of their members, managers, stockholders, principals, current and former employees, officers and directors, parents, subsidiaries, divisions, legal representatives, predecessors, successors, beneficiaries, heirs and assigns, agents, legal representatives, insurers, and any other partners, affiliates, shareholders, sole proprietorships, corporations, limited liability companies, or entities affiliated with it (the “Respondent Releasees”), of and from any and all manner of claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and demands whatsoever, in law or in equity, known or unknown, matured or unmatured, fixed or contingent, actual or potential (including costs, expenses, legal fees, and interest which may be or have been incurred in connection with such claims), which any of the Claimant Releasors ever had, now have, or which any of the Claimant Releasors hereafter can, shall or may have, against any of the Respondent Releasees, arising from, in connection with, or relating in any way to the Arbitration, and/or the events, actions, or claims alleged, asserted, described, or identified, or which could have been alleged, asserted, described, or identified, in the Arbitration and otherwise in all other respects from the beginning of the world to the day of these presents. For the avoidance of doubt, nothing in this Agreement shall be deemed to nullify or render unenforceable the Arbitration Award, which shall remain binding and enforceable unless and until the Settlement Amount is paid in full to Claimant in accordance with the terms of this Agreement.

Notwithstanding the foregoing, this release shall not include the claims or any rights or remedies contained in or arising from any of the obligations of the Respondent set forth in this Agreement.

5.	General Release by Respondent:

To the maximum extent permitted by law, the Respondent, its shareholders, members, managers, principals, officers and directors, agents, legal representatives, predecessors, successors, assigns, or any other entities controlled by them or claiming by, through or under them including each of their respective members, managers, stockholders, principals, officers and directors, parents, subsidiaries, divisions, legal representatives, trustees, and each of their predecessors, successors, beneficiaries, heirs, estates, and assigns (collectively, the “Respondent Releasors”), hereby remise, release, acquit, satisfy, and forever discharge Claimant and its members, managers, stockholders, principals, current and former employees, officers and directors, parents, subsidiaries, divisions, indemnitees, legal representatives, predecessors, successors, beneficiaries, heirs, and assigns, agents, , insurers, and any partners, affiliates, shareholders, sole proprietorships, corporations, limited liability companies, or entities affiliated with them, and each of their members, managers, stockholders, principals, current and former employees, officers and directors, parents, subsidiaries, divisions, legal representatives, predecessors, successors, beneficiaries, heirs and assigns, agents, legal representatives, insurers, and any other partners, affiliates, shareholders, sole proprietorships, corporations, limited liability companies, or entities affiliated with them (the “Claimant Releasees”), of and from any and all manner of claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and demands whatsoever, in law or in equity, known or unknown, matured or unmatured, fixed or contingent, actual or potential (including costs, expenses, legal fees, and interest which may be or have been incurred in connection with such claims), which any of the Respondent Releasors ever had, now have, or which any of the Respondent Releasors hereafter can, shall or may have, against any of the Claimant Releasees, arising from, in connection with, or relating in any way to the Arbitration and/or the events, actions, or claims alleged, asserted, described, or identified, or which could have been alleged, asserted, described, or identified, in the Arbitration and otherwise in all respects from the beginning of the world to the day of these presents.

Notwithstanding the foregoing, this release shall not include the claims or any rights or remedies contained in or arising from any of the obligations of Claimant set forth in this Agreement.

6.	Confidentiality:

Except as required by law, regulation, or as expressly agreed to in writing by the Parties, the Parties, their attorneys, and agents shall keep the existence, terms, and provisions of this Agreement strictly confidential. Notwithstanding the foregoing, the Parties may share the existence, terms, and provisions of this Agreement with their immediate family members, attorneys, accountants, tax advisors, insurers, auditors, or other professional service providers, provided that those individuals keep such information strictly confidential in the same manner that the Parties and their counsel are required to keep the information confidential. Nothing in the foregoing is meant to preclude or otherwise limit the Respondent’s ability to make necessary disclosures pursuant to federal, state, and local laws or regulations.

The obligations hereby created by this Agreement shall continue for each Party in perpetuity.

7.	Non-Disparagement:

The Parties agree that they shall not, directly or indirectly, personally or through other persons or entities (including their respective attorneys), orally, in writing, or in any form, disparage each other.

8.	No Admission of Liability or Wrongdoing:

The terms and conditions of this Agreement and the settlement being affected hereby are not intended to be, nor shall they be, deemed evidence or an admission of guilt, liability or wrongdoing by any Party, and nothing in this Agreement nor any of its provisions shall be offered or received in evidence against any Party in any action or proceeding, except to enforce its terms. Instead, the terms and conditions of this Agreement and the settlement being effected hereby are a compromise of disputed claims and have been entered into by the Parties solely for the purpose of avoiding the costs and inconvenience of further Arbitration.

9.	No Third-Party Beneficiaries:

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person or entity other than the Parties hereto, and their respective successors and assigns, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation thereof, and the covenants, stipulations, and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the Parties hereto and their respective successors and assigns.

10.	Entire Agreement:

This Agreement, together with any exhibits incorporated herein by reference, contains the entire Agreement between the Parties and supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, including satisfaction of the Arbitration Award and/or the Settlement Amount. No other express or implied agreements, covenants, representations, or warranties, whether oral or written, have been made by any party hereto to any other party concerning the subject matter hereof, including satisfaction of the Arbitration Award and/or Settlement Amount. For the avoidance of doubt, nothing in this Agreement shall be deemed to nullify or render unenforceable the Arbitration Award, which shall remain binding and enforceable unless and until the Settlement Amount is paid in full to Claimant in accordance with the terms of this Agreement.

11.	Construction of Agreement:

The terms of this Agreement are contractual and not a mere recital and no other contract, promise, or inducement has been made to any of the Parties, other than as set forth herein. This Agreement is the sole agreement of the Parties on the matters set forth herein. Counsel for each of the Parties has had an active role in the drafting of this Agreement such that it shall not be construed more strictly against either Party as the drafter.

12.	Agreement Voluntarily Executed:

Each Party acknowledges to have read the terms of this Agreement, understood the meaning of same, have had, or had the opportunity to seek, the advice of legal counsel of its own choice in connection with and prior to entry into this settlement, and hereby executes this Agreement voluntarily with full understanding of all its terms and of all its respective rights and obligations hereunder. Moreover, each Party hereto acknowledges that it has not relied on any warranties, representations or other statements or promises – implicit or express – other than the terms of this Agreement, that it has entered into this Agreement of its own free will, and that this Agreement is the product of arm’s length negotiations between sophisticated parties of equal bargaining power. Each Party also acknowledges that it has had sufficient time to review the Agreement, including in accordance with all federal and state laws.

13.	Competency and Authority to Settle:

Each Party warrants and represents that he, she, or it is legally competent to execute this Agreement and has not assigned, transferred, conveyed or in any way encumbered any claim, lability or cause of action released herein. Each Party warrants and represents that he, she, or it each has the full corporate authority and individual capacity and is fully authorized to execute this Agreement without the necessity of obtaining the consent of any other party and that no other person or entity needs to be joined in this Agreement to accomplish the agreement and releases set forth herein. Each Party further represents that he, she, or it has had, or had the opportunity to seek, the advice of legal counsel of its own choice in connection with and prior to entry into this settlement and is satisfied with any and all advice of counsel in connection with the negotiation, drafting, and execution of this Agreement.

14.	Modification:

Any change, modification, or waiver of any provision of this Agreement or any exhibits hereto shall be void unless it is in writing and signed by all Parties to this Agreement.

15.	Waiver of Breach:

The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of this Agreement. Further, no Party shall be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the Party against whom waiver is asserted.

16.	Agreement is Binding; Assignment:

This Agreement is binding upon all Parties and their respective agents, parents, legal representatives, trustees, predecessors, successors, beneficiaries, heirs, and assigns, subsidiaries, divisions, and any other partners, affiliates, shareholders, sole proprietorships, corporations, limited liability companies, or any other entities controlled by them or claiming by, through, or under them. This Agreement cannot be assigned by the Claimant without the written consent of the Respondent.

17.	Governing Law/Disputes:

This Agreement shall be construed in accordance with the laws of the State of New York. Any claim arising from and/or relating to this Agreement in any way shall be brought and maintained exclusively in the state or federal courts in the State of New York, County of New York, and each Party consents to the jurisdiction of said courts and waives any defense or challenge to such a proceeding based on personal jurisdiction, forum non conveniens or venue. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement pursuant to the “Notices” provision set forth below.

18.	Counterparts:

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and all such counterparts together shall comprise one Agreement. Further, this Agreement may be executed by facsimile, PDF, TIFF, JPEG or similar means. Execution by facsimile, PDF, TIFF, JPEG or similar means shall be deemed to be execution in the original.

19.	Severability:

To the maximum extent permitted by law, if a tribunal of competent jurisdiction determines any term or provision of this Agreement to be void, invalid, or unenforceable, such term or provision shall be reformed to be valid, binding, and enforceable on such terms and conditions as most closely resemble the original language concerned. If such reformation is not possible, the term or provision concerned shall be severed and stricken, and of no force or effect. Whether or not any term or provision of this Agreement is reformed or stricken, the remainder hereof shall be valid, binding, and enforceable.

20.	Notices:

All notices, demands, consents, requests, approvals, or other notifications or communications required or permitted under this Agreement shall be in writing and be sent by both certified mail and email to:

CorProminence, LLC d/b/a Core IR

377 Oak St. vel 2

Garden City NY 11530

Attn: Scott Gordon

Email: scottg@coreir.com

SCWorx Corp.

590 Madison Ave,

New York, NY 10022

Email: ckohler@scworx.com

The parties hereto have executed this Agreement as an instrument under seal, effective as the date set forth below.

CorProminence, LLC d/b/a CoreIR

/s/ Scott Gordon
By:	Scott Gordon, duly authorized

SCWorx Corp.

/s/ Timothy Hannibal
By:	Timothy Hannibal
Its:	Chief Executive Officer

DATED: July 12, 2024

SCHEDULE A

Representations and Warranties of Claimant. The Claimant hereby makes the following representations and warranties to the Respondent as of the date hereof and at the date of any additional issuance of shares of Common Stock (“Securities”):

1.	Claimant is acquiring the Securities for investment for its own account and without the intention of participating, directly or indirectly, in a distribution of the Securities, and not with a view to resale or any distribution of the Securities, or any portion thereof, except pursuant to an exemption from registration under the Securities Act of 1933 or a registration statement under the Securities Act. .

2.	Claimant has knowledge and experience in financial and business matters and has consulted with its own professional representatives as it has considered appropriate to assist in evaluating the merits and risks of this investment. Claimant has had access to and an opportunity to question the officers of the Respondent, or persons acting on their behalf, with respect to material information about the Respondent, and, in connection with the evaluation of this investment, has, to the best of its knowledge, received all information and data with respect to the Respondent that Claimant has requested and which is necessary to enable Claimant to make an informed decision regarding the purchase of the Securities. Claimant is acquiring the Securities based solely upon its independent examination and judgment as to the prospects of the Respondent. Claimant is not relying on any representation in connection with the subscription contemplated hereby, except for those representations set forth herein.

3.	Claimant represents and warrants that it has reviewed and the Respondent’s filings with the United States Securities and Exchange Commission (the “SEC”) filed since December 31, 2022 . Claimant has not in connection with making its investment decision with respect to the Securities, relied on any representation or warranty about the Respondent, except as set forth herein.

4.	The Securities were not offered to Claimant by means of publicly disseminated advertisements or sales literature.

5.	Claimant acknowledges that the Securities are being issued to it without registration under any state or federal law requiring the registration of securities for sale, and accordingly will constitute “restricted securities” as defined in Rule 144 promulgated under the Securities Act. Consequently, the transferability of the Securities is restricted by applicable United States federal and state securities laws. The Securities will not be eligible for resale under Rule 144 until the expiration of six months after the acquisition. The Original Shares, when issued, will not be registered under the Securities Act.

6.	In consideration of the acceptance of any Shares of Common Stock pursuant to this Settlement Agreement, Claimant agrees that the Securities will not be offered for sale, sold or transferred by Claimant other than pursuant to (i) an exemption available under the Securities Act; or (ii) a transaction that is otherwise in compliance with the Securities Act; or (iii) an effective registration under the federal securities law or other jurisdiction applicable to the transaction, an exemption available under such laws, or a transaction that is otherwise in compliance with such laws.

7.	Claimant understands that no U.S. federal or state agency has passed upon the offering of the Securities or has made any finding or determination as to the fairness of any investment in the Securities.

8.	CLAIMANT REPRESENTS AND WARRANTS TO THE RESPONDENT THAT CLAIMANT IS AN “ACCREDITED INVESTOR,” BECAUSE IT IS AN:

A.	ENTITY OWNED ENTIRELY BY ACCREDITED INVESTORS: A corporation, partnership, private investment company or similar entity each of whose equity owners is a natural person who is an accredited investor. (If this category is checked, please also check the additional category or categories under which each natural person qualifies as an accredited investor.)

9.	Claimant agrees not to disclose or use any information provided to Claimant by the Respondent or any of its agents in connection with the offering of the Securities, except for the purpose of evaluating an investment in the Securities. The Respondent shall within four (4) business days after the Execution Date file a Current Report on Form 8-K, including the settlement documents as exhibits thereto, with the Commission within the time required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). From and after the issuance of such current report, the Respondent represents to the Claimant that it shall have publicly disclosed all material, non-public information delivered to any of the Claimant by the Respondent or any of its officers, directors, employees, controlled Affiliates or agents, in connection with the transactions contemplated by the Settlement documents. In addition, effective upon the filings of such Form 8-K, the Respondent acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Respondent or any of its officers, directors, agents, employees, controlled Affiliates or agents on the one hand, and any of the Claimant or any of their Affiliates on the other hand, shall terminate and be of no further force or effect. The Respondent understands and confirms that each Claimant shall be relying on the foregoing covenant in effecting transactions in securities of the Respondent. Except with respect to the material terms and conditions of the transactions contemplated by the Settlement documents, which shall be disclosed pursuant to this section the Respondent covenants and agrees that neither it, nor any other person acting on its behalf will provide any Claimant or its agents or counsel with any information that constitutes, or the Respondent reasonably believes constitutes, material non-public information, unless prior thereto such Claimant shall have consented in writing to the receipt of such information and agreed in writing with the Respondent to keep such information confidential. The Respondent understands and confirms that the Claimant shall be relying on the foregoing covenant in effecting transactions in securities of the Respondent. To the extent that the Respondent or any of its officers, directors, agents, employees or controlled Affiliates delivers any material, non-public information to a Claimant without such Claimant’s consent, the Respondent hereby covenants and agrees that such Claimant shall not have any duty of confidentiality to the Respondent or any of its officers, directors, employees, controlled Affiliates or agents or a duty to the Respondent or any of its officers, directors, employees, Affiliates or agents not to trade on the basis of, such material, non-public information, provided that the Claimant shall remain subject to applicable law. To the extent that any notice provided pursuant to any Settlement Document constitutes, or contains, material, non-public information regarding the Respondent or any Subsidiaries, the Respondent shall simultaneously with the delivery of such notice file such notice with the Commission pursuant to a Current Report on Form 8-K. The Respondent understands and confirms that each Claimant shall be relying on the foregoing covenant in effecting transactions in securities of the Respondent.

SCHEDULE B

CERTAIN DEFINITIONS

“Affiliate” shall have the same meaning as that term is defined in Rule 405 promulgated under the Securities Act.

“Beneficially Owned” “Beneficially Owning” or “Beneficial Ownership” shall have the same meaning as such terms are defined or interpreted in Section 13(d) promulgated under the Exchange Act and the rules and regulations thereunder, including Regulation 13d-3.

“Business Days” shall mean any day of the week (other than Saturdays or Sundays) when national banks in New York, New York are open for the transaction of business.

“Common Stock” means the common stock of SCWorx, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Maximum Percentage” shall mean the Beneficial Ownership of 9.99% of the aggregate number of shares of the Common Stock outstanding.

“Non-Restricted Shares” means shares of Common Stock that are freely tradable, delivered without any restrictive legend and immediately resalable upon receipt by the Claimant pursuant to Rule 144(b)(1)(i) under the Securities Act, without any additional holding period, volume limitations or manner of sale restrictions or a Registration Statement under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Shares” shall mean the collective reference all of the shares of Common Stock of the Respondent issued and issuable to the Claimant under this Agreement in respect of payment of the Settlement Amount (a) in connection with the Original Shares and (b) in connection with the “True Up Shares” (as defined in Section 2 of this Agreement).

“Trading Day” means a day on which the principal market upon which the Common Stock is traded or listed is open.